Exhibit 99.1

Contacts:
Brian W. Poff	Dru Anderson
Executive Vice President, Chief Financial Officer	Corporate Communications, Inc.
Addus HomeCare Corporation	(615) 324-7346
(469) 535-8200	dru.anderson@cci-ir.com
investorrelations@addus.com

ADDUS HOMECARE PROVIDES NASDAQ COMPLIANCE UPDATE

Frisco, Texas (May 15, 2020) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, today announced that on May 13, 2020, it submitted a plan of compliance (the “Compliance Plan”) to The Nasdaq Stock Market LLC (“Nasdaq”) to support its request for an extension of time to regain compliance with the Nasdaq continued listing requirements. The Compliance Plan is in response to a previously disclosed letter received from Nasdaq on March 20, 2020, in connection with Addus HomeCare’s previously disclosed delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”). The Compliance Plan included a statement that Addus HomeCare currently anticipates that it will file the Form 10-K, together with its Form 10-Q for the three months ended March 31, 2020, (the “Form 10-Q”) on or about August 10, 2020.

Addus HomeCare also received further correspondence, as expected, from Nasdaq on May 14, 2020, notifying Addus HomeCare that it is not currently in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission, as a result of not filing the Form 10-Q and of the ongoing delay in filing the Form 10-K. Neither Nasdaq letter has a present effect on the listing or trading of Addus HomeCare common stock on the Nasdaq Global Select Market. According to the most recently received Nasdaq letter, the Compliance Plan is currently under review. Pursuant to Nasdaq rules, Addus HomeCare’s securities will remain listed on the Nasdaq Global Select Market pending Nasdaq’s review of the Compliance Plan. The Compliance Plan contemplates a grace period until September 14, 2020, to regain compliance with the Nasdaq continued listing requirements. Addus HomeCare anticipates regaining compliance prior to this date.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “anticipate,” “intend,” “will,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, the anticipated impact to our business operations, reimbursements and patient population due to the recent COVID-19 global pandemic, caused by a novel strain of the coronavirus (COVID-19), and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2019, and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2019, which are available at www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

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Addus HomeCare Provides Nasdaq Compliance Update

May 15, 2020

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 43,000 consumers through 180 locations across 25 states. For more information, please visit www.addus.com.

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